Exhibit 21.1

Subsidiaries of Nicolet Bankshares, Inc.:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Registrant

Nicolet National Bank, organized under the laws of the United States of America	100%

Brookfield Investment Partners, LLC, a Wisconsin limited liability company	100%

Nicolet Advisory Services, LLC, a Wisconsin limited liability company	100%

Nicolet Joint Ventures, LLC, a Wisconsin limited liability company	50%

In addition to the subsidiaries listed above, the Registrant owns all of the common stock of a) Nicolet Bankshares Statutory Trust I, b) Mid-Wisconsin Statutory Trust I, c) Baylake Capital Trust II, d) First Menasha Bancshares Statutory Trust I, and e) First Menasha Bancshares Statutory Trust II, which represents an approximate 3% equity interest in each trust, with preferred shareholders holding the remaining equity interest in each of the trusts.

Subsidiaries of Nicolet National Bank:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Nicolet National Bank

Nicolet Investments, Inc., a Nevada corporation	100%

Nicolet Financial Group, LLC, a Wisconsin limited liability company	100%

NNB Properties, LLC, a Wisconsin limited liability company	100%

United Financial Services, Inc., a Wisconsin corporation	96.2%

Subsidiary of United Financial Services, Inc. (“UFS, Inc.”):

Name and jurisdiction of incorporation/organization	Equity Interest Held by UFS, Inc.

United Financial Services, LLC, a Wisconsin limited liability company	10.4%